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Exhibit 8.1

List of Principal Subsidiaries

        The following table sets forth the name and jurisdiction of incorporation of, and our ownership and voting interest (if different) in, our principal operating subsidiaries and other principal interests as at March 20, 2003.

Subsidiary	Country of incorporation	Percentage Ownership interest
KPN Telecom B.V.:	The Netherlands	100.0
• EuroWeb International Corp.	USA	52.7
• KPN Satcom B.V.:	The Netherlands	100.0
• Xantic B.V.	The Netherlands	65.0
• Ceský Telecom a.s.	Czech Republic	20.3(a)
• Infonet Services Corp. Inc.	USA	17.7(b)
• PanTel Rt.	Hungary	75.2
• Proclare	The Netherlands	10.0(c)
KPN Telecommerce B.V.:	The Netherlands	100.0
• KPN Consumer Internet and Media Services B.V.	The Netherlands	100.0
• Planet Media Group N.V.	The Netherlands	100.0
• XS4ALL Holding B.V.	The Netherlands	100.0
• SNT Group N.V.	The Netherlands	50.78
KPN Mobile Holding B.V.	The Netherlands	100.0
• KPN Mobile N.V.:	The Netherlands	97.84
• KPN Mobile The Netherlands B.V.	The Netherlands	100.0(d)
• KPN Mobile International B.V.	The Netherlands	100.0(d)
• BASE N.V./S.A	Belgium	100.0(d)
• E-Plus Mobilfunk GmbH & Co.KG	Germany	100.0
• Hutchison 3G UK Holdings Ltd.	United Kingdom	15.0(d)
Volker Wessels Netwerk Bouw B.V.	The Netherlands	45.0(e)
KPN Vastgoed & Facilities B.V.	The Netherlands	100.0

(a)
Proportion of voting power held by us is 33.5%.

(b)
Proportion of voting power held by us is 17.4%.

(c)
We anticipate to sell our remaining interest in 2004.

(d)
Ownership interest of KPN Mobile.

(e)
We anticipate to sell our remaining interest in 2005.

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  Exhibit 8.1